United States
Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2023
RCI HOSPITALITY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas	001-13992	76-0458229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10737 Cutten Road
Houston, Texas 77066
(Address of Principal Executive Offices, Including Zip Code)
(281) 397-6730
(Issuer’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RICK	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Reference is made to the disclosure set forth below under Item 2.03 of this current report, which disclosure is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On March 9, 2023, RCI Holdings, Inc. (“RCI Holdings”), a wholly owned subsidiary of RCI Hospitality Holdings, Inc. closed a $10 million line of credit with Centennial Bank (the “Loan”). The Loan proceeds will initially be used as partial payment for the proposed acquisition of five nightclubs in the Dallas/Ft. Worth and Houston, Texas area.

Subject to the terms and conditions of the Loan documentation, including without limitation the Loan Agreement entered into between RCI Holdings and Centennial Bank on March 9, 2023 and the Note (described below), the primary terms of the Loan are as follows:

•The Loan is evidenced by a Revolving Promissory Note (the “Note”) that evidences the total principal amount of $10,000,000 with an initial term of 24 months. RCI Holdings received an initial advance of $10,000,000 under the Loan. All principal sums advanced will bear interest at a variable rate equal to 1% above the Prime Rate (as published in The Wall Street Journal), as such rate adjusts from time to time. Monthly payments of interest only will be due and payable under the Loan.

•On such date that the principal balance of the Note is repaid down to a principal balance not to exceed $5,000,000.00 (the “Revolver Activation Date”) the Note will adjust to a revolving promissory note and RCI Holdings will thereafter be entitled to reborrow principal paid under the Note, provided at no time the principal balance exceeds $5,000,000 after the Revolver Activation Date. Monthly payments of interest only will continue to be due and payable after the Revolver Activation Date, and the entire principal balance of the Note, together with all accrued and unpaid interest thereon, will be due and payable in full on March 9, 2025 (the “Maturity Date”); provided, however, that Centennial Bank may, in its sole discretion, following its annual review of the Loan, permit the Maturity Date to be extended for successive 12-month periods.

•RCI Holdings paid total settlement charges at closing of approximately $115,000, which amount includes a loan fee to Centennial Bank and expenses and third-party costs of Centennial Bank, such as appraisals, inspections and legal fees. The remainder of the settlement charges include expenses incurred by RCI Holding in connection with the Loan. Our legal fees and certain other expenses related to the Loan were not included or paid out of settlement charges at closing.

•Centennial Bank obtained a UCC-1 listing on all business assets. Additionally, there is a cross-default feature with respect to all current and future borrowings/loans provided to RCI Holdings by Centennial Bank.

•RCI Hospitality Holdings, Inc. and Eric Langan, personally, are each guaranteeing the Loan, jointly and severally.

•A fee of 0.50% of the unused portion of the line will be imposed on the average outstanding balance of the loan for the prior 12-month period was less than $3.0 million or the combined annual advances total less than $3.0 million, which will be reviewed annually in conjunction with the annual renewal.

The descriptions above of the Loan documentation, including the Note, Loan Agreement, Absolute Unconditional and Continuing Guaranty of RCI Hospitality Holdings, Inc. and Absolute Unconditional and Continuing Guaranty of Eric S. Langan, are qualified in their entirety by reference to the terms of such documents, copies of which are filed hereto as Exhibits 4.1, 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

The Exhibits included herewith have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about us or our subsidiaries and affiliates. The Exhibits contain representations and warranties certain parties made solely for the benefit of such parties. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of those documents. Moreover, certain representations and warranties in the Exhibits were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties, rather than establishing matters as facts. Accordingly, the representations and warranties in the Exhibits should not be relied on by any persons as characterizations of the actual state of facts about us, RCI Holdings or any other parties to the Exhibits at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Exhibits, which subsequent information may or may not be fully reflected in our public disclosures.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

4.1	Revolving Promissory Note
10.1	Loan Agreement
10.2	Absolute Unconditional and Continuing Guaranty of RCI Hospitality Holdings, Inc.
10.3	Absolute Unconditional and Continuing Guaranty of Eric Langan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCI HOSPITALITY HOLDINGS, INC.

Date: March 15, 2023	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer
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